Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
IAS Energy, Inc.

We consent to the use of our report dated July 28, 2005 on the financial statements of IAS Energy, Inc. (formerly IAS Communications, Inc.) (the “Company”) accumulated from December 13, 1994 (Date of Inception) to April 30, 2005 that are included in the Form 10-KSB, which is included, by reference in the Company’s Form S-8.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

August 27, 2008